Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
Dan Wilinsky	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
dan.wilinsky@ihs.com	andy.schulz@ihs.com

IHS Updates 2013 Financial Guidance

ENGLEWOOD, Colo. (April 10, 2013) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, is updating its 2013 financial guidance for the Fekete acquisition announced earlier this week and for the planned divestiture of a small, under-performing non-core asset. The company plans to publicly update its earnings guidance during its previously announced Investor Day presentation to be made today, April 10, 2013.

For the year ending November 30, 2013, IHS expects:

•	All-in revenue in a range of $1.66 to $1.73 billion, including an overall organic growth rate expected to be between 5-7 percent at the midpoint

•	All-in Adjusted EBITDA in a range of $540 to $582 million

•	Adjusted EPS between $4.23 to $4.43 per diluted share

•	Fully diluted shares to be approximately 67 million

This updated guidance assumes no adjustment to currency rates since our last earnings release on March 21, 2013.

The above outlook assumes no further acquisitions, divestitures, pension mark-to-market adjustments or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

To listen to the meeting and view the presentations via webcast, log on to investor.ihs.com by 11:45 a.m. EDT on April 10. A replay of the IHS Investor Day webcast will be available approximately two hours after the end of the presentation through the same website link.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs 6,700 people in 31 countries around the world.

Use of Non-GAAP Financial Measures
Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

EBITDA is defined as net income plus or minus net interest, plus provision for income taxes, depreciation and amortization. Adjusted EBITDA further excludes primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, acquisition-related costs, restructuring charges, income or loss from discontinued operations, pension settlement and mark-to-market adjustments, and gain or loss on sale of assets). Adjusted earnings per diluted share exclude similar items as Adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the Adjusted EBITDA and Adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, Adjusted EBITDA, and Adjusted earnings per diluted share are also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our term loan and revolving credit agreement.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company's capital structure on its performance.

IHS Forward-Looking Statements:
This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties-many of which are difficult to predict and generally beyond the control of IHS-that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2013 IHS Inc.  All rights reserved.

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